                                                                   EXHIBIT 99.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

                    SUPPLEMENTAL BUSINESS SEGMENT INFORMATION
                              1997 CHANGE FROM 1996


                                          FIRST QUARTER
                                      % CHANGE
                                   SALES      UNIT    OPERATING
                                  REVENUE    VOLUME   EARNINGS(1)
                                  -------    ------   -----------
SPECIALTY & PERFORMANCE SEGMENT

  Specialty plastics                (1)%      19%        ++
  Performance chemicals             (3)%      (3)%       --
  Fine chemicals                     3 %      (2)%       ++
  Fibers                            (2)%      (3)%       Sm
  Coatings, inks & resins            8%       12%        ++

Total Segment                        1%        8%         8%
                                   ===       ===       ====


CORE PLASTICS SEGMENT
  Container plastics               (37)%      13%        --
  Flexible plastics                  5%      (13)%       ++

  Total Segment                    (25)%       2%      (155)%
                                   ===       ===       ====


CHEMICAL INTERMEDIATES SEGMENT
  Industrial intermediates           5%        8%        --

  Total Segment                      5%        8%       (13)%
                                   ===       ===       ====

  Total Eastman                     (7)%       6%       (30)%
                                   ===       ===       ====



------------------------------

(1)  0     =    Change of approximately 0 - 2% (+ or -)
     +     =    Increase of approximately 2 - 10%
     ++    =    Increase of greater than 10%
     -     =    Decrease of approximately (2) - (10)%
     --    =    Decrease of greater than (10%)
     Sm    =    Negligible change in dollar amount
     Nm    =    Not meaningful










                                       19